Execution Version
COMMITMENT LETTER
This COMMITMENT LETTER (as amended, amended and restated, modified, or supplemented from time to time in accordance with the terms hereof, this “Agreement”), dated as of May 11, 2026, is entered into by and among NFE Brazil Financing Limited (the “Company” or “Issuer”) and each of the other signatories hereto (the “Commitment Parties” and, individually, each a “Commitment Party”). The Company and each of the Commitment Parties are referred to herein individually as a “Party” and collectively as the “Parties.”
WHEREAS, the Issuer intends to issue $885,000,000 (excluding any premiums or fees payable thereon, including the Commitment Premium) (the “Maximum Offering Size”) in aggregate principal amount of 12.000% Senior Secured PIK Notes due 2029 (the “New Notes”) pursuant to this Agreement and the Note Purchase Agreement (as defined below) in a private offering exempt from registration under the Securities Act to certain purchasers, including the Commitment Parties (the “New Notes Offering”).
WHEREAS, the Commitment Parties commit (on a several and not joint basis), subject to and in accordance with the terms and conditions set forth herein, to purchase certain aggregate principal amounts of New Notes as further set forth below.
NOW, THEREFORE, in consideration of the premises and of the mutual consents and obligations hereinafter set forth, and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:
SECTION 1
DEFINITIONS

As used herein, the following terms shall have the following respective meanings:
“2029 Indenture” means that certain Indenture, dated as of November 22, 2024, by and among NFE Financing LLC, as issuer, the guarantors party thereto from time to time and Wilmington Savings Fund Society, FSB as trustee and notes collateral agent.
“Advisors” has the meaning set forth in Section 9(a).
“Affiliate” means, as applied to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with, that Person. For purposes of this definition, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
“Aggregate Backstop Commitment” has the meaning set forth in Section 2(b).
“Aggregate Subscription Commitment” has the meaning set forth in Section 2(a)(i).

“Agreement” has the meaning set forth in the Preamble.
“Backstop Commitment Percentage” means, with respect to any Commitment Party, such Commitment Party’s percentage of the Aggregate Backstop Commitment as set forth opposite such Commitment Party’s name under the column titled “Backstop Commitment Percentage” on Schedule A attached hereto (as such Schedule may be amended, supplemented or otherwise modified from time to time in accordance with this Agreement, including in connection with joinders pursuant to Section 2(d)(i)), as applicable. Any reference to “Backstop Commitment Percentage” in this Agreement means the Backstop Commitment Percentage in effect at the time of the relevant determination.
“Backstop Commitment” has the meaning set forth in Section 2(b).
“Backstop Purchase Price” has the meaning set forth in Section 2(b).
“Brazil Bridge Credit Agreement” means that certain Credit Agreement dated as of April 14, 2026, among NFE Brazil Holdings Limited, the lenders party thereto from time to time, and Wilmington Savings Fund Society, FSB as administrative agent and collateral agent.
“Brazil Bridge Refinancing” means the refinancing in full of the Brazil Bridge Credit Agreement with the proceeds of the New Notes.
“Business Day” means a day that is not a Saturday, Sunday or day on which banking institutions in the city to which the notice or communication is to be sent are not required to be open.
“Closing Date” has the meaning set forth in Section 2(d).
“Closing Date Noteholder” means each Commitment Party and each other noteholder that subscribes for its ratable share of the New Notes under the Note Purchase Agreement.
“Code” means the Internal Revenue Code of 1986, as amended.
“Commitment” means a Commitment Party’s Subscription Commitment and/or Backstop Commitment, as applicable (and collectively, the “Aggregate Commitment”).
“Commitment Parties’ Legal Counsel” means Paul, Weiss, Wharton, Rifkind & Garrison LLP, counsel to the Commitment Parties.
“Commitment Party” has the meaning set forth in the Preamble.
“Commitment Premium” has the meaning set forth in Section 2(c)(i).
“Company Parties” means NFE Inc. and each of its direct and indirect subsidiaries.
“Company” has the meaning set forth in the Preamble.

“Initial Commitment Party” means each Commitment Party as of the date of this Agreement.
“Issuer” has the meaning set forth in the Preamble.
“Lumina Notes” means the 15.00% senior secured notes due 2029 issued by NFE Brazil Financing Limited in an aggregate principal amount up to $350,000,000.
“Lumina Refinancing” means the refinancing in full of the Lumina Notes with the proceeds of the New Notes.
“Material Adverse Effect” means, a (a) material adverse effect on the business, operations, assets, liabilities or financial condition of the Issuer and its subsidiaries, taken as a whole; (b) material adverse effect on the ability of the Issuer to fully and timely perform any of its payment obligations under this Agreement; or (c) material adverse effect on the rights and remedies available to the Commitment Parties under this Agreement.
“Maximum Offering Size” has the meaning set forth in the Preamble.
“New Notes Definitive Documents” means each of (i) the Note Purchase Agreement, (ii) the New Notes Indenture, (iii) one or more global certificates representing the New Notes, and (iv) any intercreditor agreement, any joinder required by any intercreditor agreement and all security agreements, pledge agreements, collateral assignments, mortgages, deeds of trust, control agreements or other grants or transfers for security executed and delivered by the Company or any guarantor creating (or purporting to create), or otherwise relating to, a lien upon collateral that secures the New Notes that is required to be effective as of the Closing Date, in each case, consistent with the Term Sheet and otherwise in form and substance reasonably acceptable to the Issuer and the Requisite Commitment Parties.
“New Notes Offering Funding Notice” has the meaning set forth in Section 2(d).
“New Notes Offering” has the meaning set forth in the Preamble.
“New Notes” has the meaning set forth in the Preamble.
“New Notes Indenture” means an indenture with respect to the New Notes, which indenture shall be consistent with the Term Sheet and otherwise in form and substance acceptable to the Company and the Requisite Commitment Parties.
“NFE Inc.” means New Fortress Energy Inc., a Delaware corporation.
“Note Purchase Agreement” means a note purchase agreement with respect to the New Notes, which note purchase agreement shall be in form and substance acceptable to the Company and the Requisite Commitment Parties.
“Notice of Assignment” has the meaning set forth in Section 9(j)(iii).

“Old Notes” means the 12.000% senior secured notes due 2029 issued under the 2029 Indenture.
“Other Noteholder” means each holder Old Notes that is not a Commitment Party as of the date hereof.
“Outside Date” means June 19, 2026.
“Person” includes all natural persons, corporations, business trusts, limited liability companies, associations, companies, partnerships, joint ventures and other entities, as well as governments and their respective agencies and political subdivisions.
“Related Fund” has the meaning set forth in Section 9(j).
“Requisite Commitment Parties” means, at any time, Commitment Parties that have provided a Commitment that in the aggregate represent, at such time at least 66.67% of the Aggregate Commitment.
“Restructuring Support Agreement” means that certain Restructuring Support Agreement, dated as of March 17, 2026, by and among NFE Inc., each of NFE Inc.’s directly and indirectly owned subsidiaries, each other Obligor (as defined in the Restructuring Support Agreement), each of the holders or lenders of, or the investment advisor or manager to a beneficial holder(s) or lender(s) of, the Debt (as defined in the Restructuring Support Agreement) party thereto and Kroll Issuer Services Limited, in its capacity as information agent, as amended, restated, amended and restated, supplemented, or modified from time to time as permitted thereby.
“SEC” means the Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933 as amended, and the rules and regulations of the SEC promulgated thereunder.
“Subscribed New Notes” has the meaning set forth in Section 2(d).
“Subscription Commitment” has the meaning set forth in Section 2(a)(i).
“Termination Replacement Period” has the meaning set forth in Section 8(c).
“Term Sheet” means the summary of terms and conditions of the New Notes attached as Exhibit A hereto.
“Transaction(s)” means the Lumina Refinancing, the Brazil Bridge Refinancing, the entry into and performance of the Note Purchase Agreement, the New Notes Indenture, and the other New Notes Definitive Documents, the payment of fees and expenses as contemplated under this Agreement, and any other transaction contemplated by this Agreement.

“Unsubscribed New Notes” means an aggregate principal amount of New Notes equal to (i) the Maximum Offering Size minus (ii) the Aggregate Subscription Commitment minus (iii) the aggregate principal amount of Subscribed New Notes.
SECTION 2
SUBSCRIPTION AND BACKSTOP COMMITMENTS
(a)Subscription Commitment. The subscription for and sale of the New Notes will be conducted without registration under the Securities Act or any securities laws of any state of the United States or of any other jurisdiction, and the resulting New Notes shall only be offered in reliance upon an exemption from registration under Section 4(a)(2) of the Securities Act to investors who are either institutional “Accredited Investors” as defined in Rule 501(a)(1), (2), (3), or (7) of Regulation D under the Securities Act, “qualified institutional buyers” as defined in Rule 144A(a) under the Securities Act, or who are not “U.S. persons” within the meaning of Regulation S under the Securities Act ("Regulation S") and whose participation in the Transactions constitutes an “offshore transaction” within the meaning of, and in reliance on, Regulation S.
(i)New Notes Commitment. On and subject to the terms and conditions hereof, each Commitment Party agrees, severally and not jointly, to duly purchase, and/or cause its Related Fund(s), if applicable, to duly purchase, on the Closing Date, an aggregate principal amount of New Notes as set forth opposite such Commitment Party’s name under the column titled “Subscription Commitment” on Schedule A (such amount, each Commitment Party’s “Subscription Commitment,” and collectively, the “Aggregate Subscription Commitment”), at a purchase price of $1.00 for each $1.00 aggregate principal amount of such New Notes payable in cash pursuant to the terms hereof and of the Note Purchase Agreement.
(b)Backstop Commitment. On and subject to the terms and conditions hereof, each Initial Commitment Party agrees, severally and not jointly, to purchase, and/or to cause its Related Fund(s), if applicable, to duly purchase, pursuant to the terms of the Note Purchase Agreement, on the Closing Date, an aggregate principal amount of Unsubscribed New Notes equal to (i) such Initial Commitment Party’s Backstop Commitment Percentage multiplied by (ii) the aggregate number of Unsubscribed New Notes (such amount, each Initial Commitment Party’s “Backstop Commitment,” and collectively, the “Aggregate Backstop Commitment”), at a purchase price of $1.00 for each $1.00 aggregate principal amount of Unsubscribed New Notes, payable in cash pursuant to the terms hereof and of the Note Purchase Agreement (the amount paid to the Issuer on the Closing Date on account of such Initial Commitment Party’s Backstop Commitment, the “Backstop Purchase Price”).
(c)Premiums.
(i)Commitment Premium. The Company shall pay to each Initial Commitment Party and each Specified Other Noteholder (collectively, the “Commitment Premium Parties”) on the Closing Date a premium payable-in-kind (the “Commitment Premium”) equal to ten percent (10.00%) of such Commitment Premium Party’s ratable share of the New Notes issued on the Closing Date, calculated as though such Commitment Premium Party purchased its ratable share of the Maximum Offering Size of New Notes and disregarding the amount of New Notes purchased by any Closing Date Noteholder that is not a Commitment Premium Party. The Commitment Premium payable to such Commitment Premium Party pursuant hereto shall be fully earned, due and payable on (and subject to the occurrence of) the Closing Date and, once paid, to the extent permitted by applicable law, shall not be refundable under any circumstances. The provision for the payment of the Commitment Premium and reimbursement of any reasonable and documented out-of-pocket expenses in accordance with Section 9(a) hereof is an integral part of the transactions contemplated by this Agreement and, without this provision, the Initial Commitment Parties would not have entered into this Agreement.
(ii)Tax Treatment. For U.S. federal, and applicable state and local income tax purposes, each Party agrees to treat the Commitment Premium as “original issue discount” with respect to the New Notes within the meaning of Section 1273 of the Code, except as otherwise required by a change in applicable law or a “determination” within the meaning of Section 1313(a) of the Code.
(d)New Notes Issuance.
(i)Allocation Process. Pursuant to procedures to be mutually agreed to among the Issuer and the Requisite Commitment Parties, each Other Noteholder shall be afforded the opportunity to either (x) execute a joinder, in form to be mutually agreed to among the Issuer and the Requisite Commitment Parties, to join this Agreement as a Commitment Party that has both a ratable Backstop Commitment and a ratable Subscription Commitment, in each case based on the principal amount of Old Notes held by such Other Noteholder in relation to the principal amounts of Old Notes held by all Commitment Parties that have a Backstop Commitment or Subscription Commitment, as applicable or (y) subscribe for its ratable share of the New Notes under the Note Purchase Agreement based on the principal amount of Old Notes held by such Other Noteholder in relation to the principal amounts of Old Notes held by all participating holders of Old Notes under the Note Purchase Agreement (such process, the “Syndication Offer”; any notes subscribed to by such Other Noteholders, the “Subscribed New Notes”; any Other Noteholder that accepts such Syndication Offer within five (5) Business Days of the initial offer date, a “Specified Other Noteholder”). The Syndication Offer shall be held open for a period of time to be mutually agreed among the Issuer and the Requisite Commitment Parties, shall use a record date as of the first day that such Syndication Offer is made to the Other Noteholders, and shall end no later than the day that is one (1) Business Day in advance of the Closing Date.
(ii)Funding Notice. No later than three (3) Business Days (unless otherwise agreed by the Requisite Commitment Parties) prior to the anticipated Closing Date, the Issuer will deliver to each Commitment Party and its counsel a written notice in accordance with Section 9(h) and in the form attached as Exhibit B hereto (each a “New Notes Offering Funding Notice”) setting forth the aggregate principal amount of (i) the Unsubscribed New Notes; (ii) the Backstop Commitment of such Commitment Party; (iii) the Commitment Premium for such Commitment Party; (iv) the Backstop Purchase Price payable by such Commitment Party for such Backstop Commitment, (v) the anticipated closing date of the New Notes Offering (the “Closing Date”), which Closing Date shall occur no earlier than the third (3rd) Business Day (unless otherwise agreed by the Requisite Commitment Parties) immediately following the date such notice is delivered to all Commitment Parties, and in any event shall occur no later than the Outside Date; and (vi) the details of the Issuer’s or its designee’s bank account to which funds are to be wired on the Closing Date. The Issuer will promptly provide any written backup, information, and documentation relating to the information contained in the applicable New Notes Offering Funding Notice as any Commitment Party may reasonably request. If any Other Noteholder does not exercise its right to purchase such Subscribed New Notes on the Closing Date, the Commitment Parties will cooperate with the Company to determine each Commitment Party’s Backstop Commitment with respect to such unpurchased Subscribed New Notes. The Closing Date shall be delayed only to the extent necessary to allow each Commitment Party to fund their respective Backstop Purchase Price payable in respect of such unpurchased Subscribed New Notes.
(e)Payment of Purchase Price. On the Closing Date, each Commitment Party will, subject to the terms and conditions set forth herein and in the Note Purchase Agreement, deliver and pay by wire transfer of immediately available funds in U.S. dollars (i) an amount equal to such Commitment Party’s Subscription Commitment and (ii) an amount equal to such Commitment Party’s Backstop Purchase Price, directly to the Issuer or its designee to the account set forth in such Commitment Party’s New Notes Offering Funding Notice, which payment shall be in full satisfaction of its obligations to pay such amount pursuant hereto and to the Note Purchase Agreement. Notwithstanding anything to the contrary herein, nothing in this Agreement shall require any Commitment Party to purchase New Notes in an aggregate principal amount in excess of such Commitment Party’s Backstop Commitment Percentage multiplied by the Maximum Offering Size, in each case as of the date of this Agreement.
(f)The execution of the Note Purchase Agreement by each Commitment Party, and the payment of the applicable Subscription Commitment and Backstop Purchase Price by such Commitment Party, in each case in accordance with the terms and conditions hereof, shall fully discharge and satisfy such Commitment Party’s obligations hereunder.
SECTION 3
COVENANTS OF THE COMPANY
(a)The Company shall comply and perform, in all material respects, all covenants and agreements required to be performed or complied with under the Restructuring Support Agreement.
(b)The Company shall determine in good faith the aggregate amount of Unsubscribed New Notes, Backstop Commitment and the Backstop Purchase Price set forth in each New Notes Offering Funding Notice and shall deliver such amounts in writing to counsel of the Commitment Parties.
(c)Subject to applicable law, upon reasonable notice prior to the Closing Date, the Company and its subsidiaries shall provide the Commitment Parties and Other Noteholders and their respective representatives with such information and documents concerning the Company’s and its subsidiaries’ business, properties and personnel as may reasonably be requested by any such party in connection with the transactions contemplated hereby; provided that the foregoing shall not require the Company (i) to disclose any information, that in the reasonable judgment of the Company, would cause any of the Company and its subsidiaries to violate any of their respective obligations with respect to confidentiality to a third-party, (ii) to disclose any legally privileged information of any of the Company and its subsidiaries or (iii) to violate any applicable law.
(d)The Company shall, and shall cause each of its subsidiaries to, maintain their good standing under the laws of the jurisdiction in which they are incorporated or organized, except where the failure to be in good standing would not reasonably be expected to result in a Material Adverse Effect.
(e)The Company shall pay all accrued and unpaid reasonable and documented out-of-pocket expenses of the Advisors in accordance with Section 9(a) hereof.

SECTION 4
CONDITIONS TO THE OBLIGATIONS OF THE COMMITMENT PARTIES
(a)The obligations of each Commitment Party to execute and deliver the Note Purchase Agreement and to pay the amounts set forth in Section 2(e) shall be subject to the satisfaction of each of the following additional conditions:
(i)the Note Purchase Agreement (A) is consistent with the terms for the New Notes Offering set forth herein and otherwise in form and substance acceptable to the Requisite Commitment Parties, in their reasonable discretion and has been executed and delivered by the Company and (B) all of the conditions to the Commitment Parties’ obligation to purchase the New Notes set forth in the Note Purchase Agreement shall have been satisfied;
(ii)upon execution of the Note Purchase Agreement, there would be no material breach of any representation or warranty of the Company therein on the Closing Date;
(iii)delivery by the Company of final forms of each of the New Notes Definitive Documents, in form and substance reasonably acceptable to the Requisite Commitment Parties;
(iv)the Restructuring Support Agreement remains in full force and effect, and the Company Parties are not in material breach of its obligations thereunder (unless such breach has been cured by the Company or waived or consented to by the Majority PW/PWP AHG Members (as defined therein));
(v)receipt by the Commitment Parties of the New Notes Offering Funding Notice no later than three (3) Business Days prior to the anticipated Closing Date in accordance with Section 2(d);
(vi)all invoices submitted to the Company in respect of reasonable and documented fees and expenses of the Commitment Parties that are payable pursuant to the Restructuring Support Agreement and this Agreement shall have been paid in cash in full;
(vii)since the date of this Agreement, there shall not have occurred any event or condition that has had or would be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect;
(viii)no law or order shall have been enacted, adopted or issued by any governmental entity that prohibits the Transactions or the transactions contemplated by this Agreement;
(ix)the tax and legal structuring of the transactions contemplated by this Agreement shall be satisfactory to the Requisite Commitment Parties and the Issuer; and
(x)the Closing Date shall have occurred no later than the Outside Date.
(b)All or any of the conditions set forth in Section 4(a) may only be waived in whole or in part with respect to all Commitment Parties by a written instrument executed by the Requisite Commitment Parties in their sole discretion and if so waived, all Commitment Parties shall be bound by such waiver.

SECTION 5
REPRESENTATIONS AND WARRANTIES
(a)The Issuer hereby represents and warrants to the Commitment Parties that the following statements are true and correct as of the date hereof:
(i)Good Standing. It is a duly organized, validly existing corporation and in good standing under the laws of the jurisdiction of its organization and has power and authority to own and operate its properties, to lease the property it operates under lease and to conduct its business, except where any such failure to own and/or operate, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.
(ii)Power and Authority. It has all requisite corporate power and authority to enter into this Agreement and to carry out the transactions contemplated by, and perform its obligations under, this Agreement.
(iii)Authorization. The execution and delivery of this Agreement and the performance of its obligations hereunder and thereunder have been duly authorized by all necessary corporate, partnership or limited liability company action on its part.
(iv)New Notes. When the Note Purchase Agreement and New Notes Indenture have been executed and delivered by the Issuer and the parties thereto as contemplated by this Agreement, the New Notes, will (a) have been duly authorized, executed and delivered by the Issuer and its subsidiaries party thereto, enforceable in accordance with their terms and constitute valid and binding obligations of the Issuer, except as enforcement may be limited by bankruptcy, insolvency, reorganization moratorium, or other similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability and (b) have been validly issued and delivered by the Issuer and its subsidiaries party thereto and be entitled to all the benefits of the New Notes Indenture.
(v)Governmental Consents. The execution and delivery of this Agreement, the New Notes Definitive Documents to which it is a party and the performance of its obligations hereunder and thereunder do not and shall not require any registration or filing with, consent or approval of, or notice to, or other action to, with or by, any federal, state or other governmental authority or regulatory body, other than (A) such registration, filing, consent, approval, notice or action as has been obtained as of the date hereof, (B) where the failure of the Issuer to obtain or make any such registration, filing, consent, approval, notice or action would not reasonably be expected to have a Material Adverse Effect, and (C) such consents, approvals, authorizations, orders and registrations or qualifications as may be required by the Financial Industry Regulatory Authority and under applicable state securities laws in connection with the purchase of the New Notes by the Commitment Parties and other purchasers.
(vi)Agreement. This Agreement is the legally valid and binding obligation of the Issuer, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization moratorium, or other similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.
(vii)Investment Company Act. The Issuer is not and, after giving effect to the New Notes Offering and the application of the proceeds thereof pursuant to the terms of the Purchase Agreement, will not be subject to registration and regulation as an

“investment company” as such term is defined in the Investment Company Act of 1940, as amended.
(b)Each of the Commitment Parties severally, but not jointly, represents and warrants to the other Parties that the following statements are true and correct as of the date hereof with respect to itself (and, if applicable, to its Related Funds to which each such Commitment Party has assigned its rights, interests or obligations hereunder):
(i)Good Standing. It is duly organized, validly existing and in good standing (or the equivalent thereof) under the laws of the jurisdiction of its organization or incorporation.
(ii)Power and Authority. It has all requisite corporate, partnership or limited liability company power and authority to enter into this Agreement and to carry out the transactions contemplated by, and perform its obligations under, this Agreement and the New Notes Definitive Documents to which it is a party.
(iii)Authorization. The execution and delivery of this Agreement, the New Notes Definitive Documents to which it is a party and the performance of its obligations hereunder and thereunder have been duly authorized by all necessary corporate, partnership or limited liability company action on its part.
(iv)No Conflicts. The execution and delivery of this Agreement, the New Notes Definitive Documents to which it is a party and the performance of its obligations hereunder and thereunder do not and shall not (A) violate any provision of law, rule, or regulation applicable to it or its certificate of incorporation or bylaws (or other organizational documents) or (B) conflict with, result in a breach of, or constitute (with due notice or lapse of time or both and exclusive of defaults relating to solvency and bankruptcy) a default under any material contractual obligation to which it is a party or under its certificate of incorporation or by-laws (or other organizational documents), in each case (other than with respect to violations of or conflicts with its certificate of incorporation, by-laws or other organizational documents), except where any such conflict, individually or in the aggregate, would not reasonably be expected to result in the failure by such Commitment Party to perform its obligations under this Agreement.
(v)Governmental Consents. The execution and delivery of this Agreement, the New Notes Definitive Documents and the performance of its obligations hereunder or thereunder do not and shall not require any registration or filing with, consent or approval of, or notice to, or other action to, with or by, any federal, state or other governmental authority or regulatory body, other than (A) such registration, filing, consent, approval, notice or action as has been obtained as of the date hereof, (B) where the failure of such Commitment Party to obtain or make any such registration, filing, consent, approval, notice or action would not reasonably be expected to have a Material Adverse Effect on such Commitment Party’s ability to perform its obligations under this Agreement, and (C) any filings as may be necessary and/or required to be filed with the SEC.
(vi)Agreement. This Agreement is the legally valid and binding obligation of it, enforceable against it in accordance with its terms, including the good faith negotiation of the New Notes Definitive Documents by the Parties in a manner consistent with this Agreement, except as enforcement may be limited by bankruptcy, insolvency, reorganization moratorium, or other similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

SECTION 6
INFORMATION
The Issuer hereby represents and warrants that (a) all written information and data relating to the Issuer and its subsidiaries (other than customary forecasts or projections of the Issuer and other than information of a general economic or industry specific nature) that have been or will be made available to the Commitment Parties by or on behalf of the Issuer or that has been filed or furnished to the SEC by or on behalf of the Issuer since January 1, 2025 does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading, taken as a whole, in light of the circumstances under which such statements are made and (b) any forecasts or projections relating to the Issuer and its subsidiaries that have been or will be made available to the Commitment Parties by or on behalf of the Issuer or any of their respective representatives have been or will be prepared in good faith based upon assumptions that are believed by the Issuer to be reasonable at the time any such forecasts or projections are delivered to the Commitment Parties; it being understood that any such forecasts and projections are not to be viewed as facts, are subject to significant uncertainties and contingencies, many of which are beyond the Issuer’s control, that no assurance can be given that any particular forecasts or projections will be realized, that actual results may differ significantly from the projected results and that such differences may be material; and it being further understood that the Issuer has no obligation to update any forecasts or projections provided to the Commitment Parties as a result of developments occurring after the date thereof. The Issuer agrees that, if at any time prior to the issuance of the New Notes, the Issuer becomes aware that the representation and warranty made by such party in clause (a) of the preceding sentence would be incorrect in any material respect if such information or data were being furnished at such time, then the Issuer shall promptly supplement such information and/or data so that the representation and warranty set forth in clause (a) of the preceding sentence would be correct in all material respects under those circumstances.
SECTION 7
INDEMNIFICATION
(a)The Issuer, together with its respective successors and assigns (each, an “Indemnifying Party”), on a joint and several basis, shall indemnify, defend and hold harmless each Commitment Party and each of such Commitment Party’s Affiliates and Related Funds and each of their respective officers, directors, managers, equityholders, partners, stockholders, members, employees, advisors, accountants, attorneys, financial advisors, consultants, agents and other representatives and any Affiliate or Related Fund of the foregoing, and each of their respective successors and assigns (each, an “Indemnified Party”) from and against, and shall promptly reimburse each Indemnified Party for, any and all losses, claims, damages, liabilities, reasonable and documented costs and expenses, including, without limitation, reasonable and documented attorneys’ fees and expenses, interest, penalties, judgments and settlements, whether or not related to a third party claim, imposed on, sustained or incurred or suffered by, or asserted against, any Indemnified Party, as a result of, arising out of or resulting from or in connection with any action, suit or proceeding (solely as related to or arising from or in connection with this Agreement, the New Notes Definitive Documents or the transactions contemplated hereby or thereby), challenge, litigation or investigation relating to any of the foregoing, or any claim or demand (solely as related to or arising from this Agreement, the New Notes Definitive Documents or the transactions contemplated hereby or thereby) (each, an “Action”) (collectively,

“Indemnified Liabilities”), irrespective of whether or not the transactions contemplated by this Agreement or the New Notes Definitive Documents are consummated or whether or not this Agreement is terminated; provided, that Indemnified Liabilities shall include liabilities arising out of or in connection with any contributory or comparative negligence of any Indemnified Party, but shall exclude any portion of such losses, damages, liabilities, costs or expenses found by a final, non-appealable judgment of a court of competent jurisdiction to arise from an Indemnified Party’s bad faith or a willful or intentional breach of the obligations of such Indemnified Party under this Agreement. In addition, the Indemnified Liabilities shall exclude any claim by one Commitment Party against another Commitment Party. This Section 7(a) shall not apply with respect to taxes other than any taxes that represent losses, claims, damages, etc. arising from any non-tax claim.
(b)Each Indemnified Party entitled to indemnification hereunder shall (i) give prompt written notice to the Indemnifying Party of any Action with respect to which it intends to seek indemnification or contribution pursuant to this Agreement and (ii) permit such Indemnifying Party to assume the defense of such Action with counsel selected by the Indemnified Party and reasonably satisfactory to the Indemnifying Party, provided that the failure to so notify any Indemnifying Party will not relieve any Indemnifying Party from any liability that any Indemnifying Party may have hereunder except to the extent such Indemnifying Party has been materially prejudiced by such failure; provided, further, that any Indemnified Party entitled to indemnification hereunder shall have the right to employ separate counsel and to participate in the defense of such Action, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (x) the Indemnifying Party has agreed in writing to pay such fees and expenses, (y) the Indemnifying Party shall have failed to assume the defense of such Action within 15 days of delivery of the written notice of the Indemnified Party with respect to such claim or failed to employ counsel reasonably satisfactory to such Indemnified Party or (z) in the reasonable judgment of such Indemnified Party, based upon advice of its counsel, a conflict of interest may exist between such Indemnified Party and the Indemnifying Party with respect to such Action (in which case, if the Indemnified Party notifies the Indemnifying Party in writing that it elects to employ separate counsel at the expense of the Indemnifying Party, the Indemnifying Party shall not have the right to assume the defense of such claim on behalf of such Indemnified Party). In connection with any settlement negotiated by an Indemnifying Party, without the consent of the Indemnified Party, no Indemnifying Party shall, and no Indemnified Party shall be required by an Indemnifying Party to, (A) enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to the Indemnified Party of a full and unconditional release from all liability in respect to such Action, (B) enter into any settlement that attributes or admits liability or fault to the Indemnified Party, or (C) consent to the entry of any judgment that does not include as a term thereof a full dismissal of the Action with prejudice. In addition, without the consent of the Indemnified Party, no Indemnifying Party shall be permitted to consent to entry of any judgment or enter into any settlement which provides for any action or restriction on the part of the Indemnified Party other than the payment of money damages which are to be paid in full by the Indemnifying Parties. If an Indemnifying Party fails or elects not to assume the defense of a claim or is not entitled to assume or continue the defense of such claim pursuant to the foregoing, the Indemnified Party shall have the right (without prejudice to its right of indemnification hereunder), in its discretion, to contest, defend and litigate such claim and may settle such claim, either before or after the initiation of litigation, at such time and upon such terms as the Indemnified Party deems fair and reasonable; provided, however, that at least 10 days prior to any settlement, written notice of its intention to settle is given to such Indemnifying Party. If requested by an Indemnifying Party, the Indemnified Party agrees (at the expense of the Indemnifying Party) to reasonably cooperate with such Indemnifying Party and its counsel in contesting any claim that such Indemnifying Party elects to contest; provided that such cooperation shall not include the disclosure of any information to the extent that the disclosure thereof would violate any attorney-client privilege, law, rule or regulation, or any obligation of confidentiality binding on such Indemnified Party.

(c)If for any reason the foregoing indemnification is unavailable to any Indemnified Party or insufficient to hold it harmless from losses that are subject to indemnification pursuant to Section 7(a), then the Indemnifying Party shall contribute to the amount paid or payable as a result of such loss in such proportion as is appropriate to reflect not only the relative benefits received by the Indemnifying Party, on the one hand, and such Indemnified Party, on the other hand, but also the relative fault of the Indemnifying Party, on the one hand, and such Indemnified Party, on the other hand, as well as any relevant equitable considerations. It is hereby agreed that the relative benefits to an Indemnifying Party, on the one hand, and an Indemnified Party, on the other hand, with respect to the commitments set forth herein shall be deemed to be in the same proportion as (i) the total value paid to or received by or proposed to be paid to or received by, the Indemnifying Party in respect of the issuance of New Notes contemplated by this Agreement bear to (ii) all fees and reimbursements actually received by the Indemnified Parties in connection with this Agreement.
(d)The terms set forth in this Section 7 shall survive termination of this Agreement and shall remain in full force and effect regardless of whether the transactions contemplated hereby are consummated.
SECTION 8
TERMINATION
(a)This Agreement shall terminate automatically, without further action or notice by any person or entity, and all of the obligations of each of the Parties hereunder shall be of no further force or effect in the event that:
(i)the New Notes Offering is not consummated in accordance with this Agreement and the Note Purchase Agreement on or prior to the Outside Date, as such date may be extended in writing from time to time by the Requisite Commitment Parties;
(ii)each of the Company and the Requisite Commitment Parties mutually agree to such termination in writing;
(iii)the Restructuring Support Agreement has been terminated with respect to the Supporting Creditors (as defined in the Restructuring Support Agreement) that are members of the PW/PWP AHG (as defined in the Restructuring Support Agreement); or
(iv)any law or order shall have become effective or been enacted, adopted or issued by any governmental authority that prohibits the transactions contemplated by this Agreement or the New Notes Definitive Documents.
(b)As long as such Commitment Party is not in material breach of this Agreement, any Commitment Party may terminate this Agreement, solely as to itself, by written notice to the Company, the non-terminating Commitment Parties and the Commitment Parties’ Legal Counsel upon the occurrence of any of the following events:
(i)upon a material breach by the Company of its obligations or representations and warranties hereunder;
(ii)the occurrence of any event entitling such Commitment Party to terminate the Restructuring Support Agreement, and the Restructuring Support Agreement has been, or is purported to have been, terminated with respect to such Commitment Party;
(iii)the entry into any amendment, modification or supplement pursuant to Section 9(i) that would have a materially adverse and disproportionate effect on such

Commitment Party, or alter in any material respect adverse to such Commitment Party the terms of the New Notes; or
(iv)the Outside Date is extended without such Commitment Party’s consent.
(c)In the event that a Commitment Party terminates this Agreement as to itself pursuant to Section 8(b), the Commitment Parties that have not terminated this Agreement shall have the right and opportunity (but not the obligation), within three (3) Business Days (the “Termination Replacement Period”) (or such longer period as may be provided by the Company with the consent of the Requisite Commitment Parties) after receipt of written notice from the terminating Commitment Party to the Company, non-terminating Commitment Parties and Commitment Parties’ Legal Counsel of such termination, to revise Schedule A to re-allocate such terminating Commitment Party’s Commitments, as applicable, among the Commitment Parties that have not terminated this Agreement.
(d)As long as the Company is not in material breach of this Agreement, the Company may terminate this Agreement with respect to any Commitment Party by written notice to the Commitment Party upon the occurrence of a material breach by such Commitment Party of its obligations or representations and warranties hereunder.
(e)Notwithstanding anything to the contrary herein, nothing in this Agreement shall require the Company to issue the New Notes on the Closing Date.
(f)Upon any termination of this Agreement pursuant to this Section 8, this Agreement shall forthwith become void and there shall be no further obligations or liabilities on the part of the terminating Parties; provided (a) the obligations to pay fees and expenses in accordance with Section 9(a) of this Agreement and the indemnification obligations pursuant to Section 7 hereof shall survive any such termination of this Agreement indefinitely and shall remain in full force and effect regardless of any such termination (provided, however, that in the case of a termination under Section 8(c), the survival of the indemnification obligations with respect to the applicable Commitment Party shall be limited to the period preceding such termination) and (b) the provisions of this Section 8(e) and Section 9 shall survive termination of this Agreement in accordance with their terms; provided, further that nothing in this Section 8(e) shall relieve any Party from liability for its bad faith, intentional fraud or any willful or intentional breach of this Agreement occurring prior to the date of termination of this Agreement. For purposes of this Agreement, “willful or intentional breach” means a breach of this Agreement that is a consequence of an intentional act undertaken by the breaching party with the knowledge that the taking of such act would, or would reasonably be expected to, cause a breach of this Agreement.
SECTION 9
MISCELLANEOUS
(a)Fees and Expenses. The Parties acknowledge that any reasonable and documented out-of-pocket expenses incurred by Commitment Parties’ Counsel and Perella Weinberg Partners LP (collectively, the “Advisors”), in connection with this Agreement, the transactions contemplated hereby and the negotiation and implementation thereof, shall be paid by the Issuer (or its designee), in accordance with the terms and conditions of the Restructuring Support Agreement. whether or not the transactions contemplated hereby are consummated or this Agreement is terminated (excluding a termination pursuant to Section 8(c) with respect to the applicable Commitment Party).
(b)No Fiduciary Duties. Notwithstanding anything to the contrary herein, the entry into this Agreement and the transactions contemplated hereby shall not create any fiduciary duties between and among the Commitment Parties or other duties or responsibilities to each other, the Issuer or any of the Issuer’s creditors or other stakeholders.
(c)No Third-Party Beneficiaries. Unless expressly stated herein, this Agreement shall be solely for the benefit of the Parties hereto and no other person or entity shall be a third party beneficiary hereof or shall otherwise be entitled to enforce any provision hereof.
(d)Several Obligations. The agreements, representations and obligations of the Commitment Parties under this Agreement are several and not joint in all respects. Any breach of this Agreement by a Commitment Party shall not result in liability for any other Commitment Party. The Commitment Parties are acting in their individual capacities and not as agent, trustee, or in any other fiduciary capacity with respect to any other Commitment Party or any other party.
(e)Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York (without giving effect to choice of law principles thereof).
(f)Jurisdiction and Venue. Each Party submits to the jurisdiction of the courts of competent jurisdiction in the State of New York in respect of any action or proceeding relating to this Agreement. The Parties shall not raise any objection to the venue of any proceedings in any such court, including the objection that the proceedings have been brought in an inconvenient forum.
(g)Service of Process. Each Party irrevocably consents to service of process in the manner provided for the giving of notices pursuant to Section 9(h).
(h)Notices. All notices and information hereunder shall be deemed given if in writing and delivered by electronic mail, courier or registered or certified mail (return receipt requested), to the following addresses (or at such other addresses as shall be specified by like notice):
If to the Company:
NFE Brazil Financing Limited
c/o New Fortress Energy Inc.
111 West 19th Street, 8th Floor
New York, New York 10011
Attention: Kevin Sullivan
Telephone: (212) 479-1522
Email: Legal@newfortressenergy.com

With a copy to Company Counsel:
Skadden, Arps, Slate Meagher & Flom LLP
395 9th Avenue
New York, NY 10001
Attention: David Passes
Telephone: (212) 735-2954
Email: David.Passes@skadden.com

If to a Commitment Party, to their notice information included on their respective signature pages.
With a copy to Commitment Parties’ Counsel:
Paul, Weiss, Wharton, Rifkind & Garrison LLP
1285 Sixth Avenue
New York, NY 10019
Attention: Sung Pak, Kyle Satterfield
Email: spak@paulweiss.com; ksatterfield@paulweiss.com
Any notice given by delivery, mail, or courier shall be effective when received and any notice delivered or given by electronic mail shall be effective when sent.
(i)Amendments. This Agreement, including any exhibits or schedules attached hereto, may be amended, modified or supplemented only by a written instrument duly executed by the Issuer and the Requisite Commitment Parties; provided that except as contemplated by Section 2(d), (i) the prior written consent of the affected Commitment Party shall be required for any such amendment, modification or supplement that would (A) modify such Commitment Party’s (i) Backstop Commitment Percentage, (ii) Backstop Commitment, (iii) Subscription Commitment, or (iv) Commitment Premium, (B) amend the Term Sheet with respect to the provisions set forth under “Principal Amount”, “Use of Proceeds”, “Term”, “Fees”, and “Interest Rate”, (C) amend the Term Sheet with respect to the provisions set forth under “Collateral/Guarantors” in a manner that is materially adverse to the Commitment Parties, (D) extend the Outside Date, or (E) otherwise materially adversely and disproportionately modifies the rights of such Commitment Party hereunder, in each case, including by amending the component definitions of the foregoing, and (ii) the prior written consent of each Commitment Party shall be required for any such amendment, modification or supplement that would modify the definition of “Requisite Commitment Parties”. No waiver of any of the provisions of this Agreement or the exhibits or schedules attached hereto shall be deemed or constitute a waiver of any other provision of this Agreement, including any exhibits and schedules attached hereto, whether or not similar, nor shall any waiver be deemed a continuing waiver. Where a written consent, acceptance, approval, or waiver is required pursuant to or contemplated by this Agreement, pursuant to this Section 9(i) or otherwise (including the Outside Date), such written consent, acceptance, approval, or waiver shall be deemed to have occurred if it is conveyed in writing (including by email) between counsel to the Parties.
(j)Designation of Related Funds; Assignment.
(i)The Company cannot assign its rights, interests or obligations hereunder without the prior written consent of the Requisite Commitment Parties.
(ii)Each Commitment Party shall have the right to require, by written notice to the Company no later than one (1) Business Day prior to the Closing Date, that all or any portion of its New Notes be issued in the name(s) of, and delivered to one or more of, its Affiliates, any fund, account or investment vehicle that is controlled, managed, advised or sub-advised by such Commitment Party (each, a “Related Fund”), without the need for such Commitment Party to transfer or assign any portion of its Subscription Commitment or Backstop Commitment to such Related Fund, which notice of designation shall (A) specify the amount of such New Notes to be delivered to or issued in the name of each such Related Fund and (B) contain a confirmation by each such Related Fund of the accuracy of the representations made by each Commitment Party under this Agreement to such Related Fund; provided, that no such designation shall relieve such Commitment Party from any of its obligations under this Agreement.
(iii)Each Commitment Party shall have the right to assign all or any portion of its Commitments to a Related Fund. Any such assignment shall require that such assignor Commitment Party and its Related Fund duly execute and deliver to counsel of the Company a written notice of such assignment in substantially the form attached as Exhibit C hereto (a “Notice of Assignment”), upon which time the assignment shall become effective if it otherwise complies with this Section 9(j), and the Company shall have promptly delivered countersigned copies of such Notice of Assignment to the assignor Commitment Party, the Related Fund and the Advisors. Upon the effectiveness of an assignment, the assignor Commitment Party shall no longer have any obligation or right under this Agreement with respect to the assigned Commitment, including the obligation to pay the applicable Subscription Commitment or Backstop Purchase Price or the right to receive any New Notes on account of such assigned Commitment, and the Related Fund shall become the Commitment Party with respect to such assigned Commitment for all purposes of this Agreement; provided that, for the avoidance of doubt, any Party that assigns its Backstop Commitment hereunder shall continue to be bound by the terms of this Agreement with respect to such assigned Backstop Commitment and the Subscription Commitment until the assignee satisfies such assignor’s obligations hereunder.
(iv)The provisions of this Agreement shall be binding upon and inure to the benefit of each Party and their respective successors and permitted assigns. Any purported assignment or designation in violation of this Section 9(j) shall be void ab initio and of no force or effect.
(k)[Reserved].
(l)Entire Agreement. This Agreement is a binding and enforceable agreement with respect to the subject matter contained herein, including the good faith negotiation of the New Notes Definitive Documents by the Parties in a manner consistent with this Agreement, except as enforcement may be limited by bankruptcy, insolvency, reorganization moratorium, or other similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability. This Agreement constitutes the entire agreement among the Parties pertaining to the subject matter hereof and supersedes all prior understandings of the Parties in connection with the subject matter hereof.

(m)WAIVER OF JURY TRIAL. TO THE FULLEST EXTENT PERMITTED BY LAW, EACH OF THE PARTIES IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT.
(n)Interpretation. For purposes of this Agreement, unless otherwise specified: (a) each term, whether stated in the singular or the plural, shall include both the singular and the plural, and pronouns stated in the masculine, feminine or neuter gender shall include the masculine, feminine and the neuter gender; (b) all references herein to “Articles”, “Sections”, “Exhibits”, and “Schedules” are references to Articles, Sections, Exhibits, and Schedules of this Agreement; and (c) the words “herein,” “hereof,” “hereunder” and “hereto” refer to this Agreement in its entirety rather than to a particular portion of this Agreement.

(o)No Strict Construction. Each Party acknowledges that it has received adequate information to enter into this Agreement, and that this Agreement and the exhibits and schedules attached hereto have been prepared through the joint efforts of all of the Parties. Neither the provisions of this Agreement or the exhibits and schedules attached hereto nor any alleged ambiguity herein or therein shall be interpreted or resolved against any Party on the ground that such Party’s counsel drafted this Agreement or the exhibits and schedules attached hereto, or based on any other rule of construction.
(p)Remedies Cumulative; No Waiver. All rights, powers, and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any right, power, or remedy thereof by any Party shall not preclude the simultaneous or later exercise of any other such right, power, or remedy by such Party. The failure of any Party hereto to exercise any right, power, or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon strict compliance by any other Party hereto with its obligations hereunder, and any custom or practice of the Parties at variance with the terms hereof, shall not constitute a waiver by such Party of its right to exercise any such or other right, power, or remedy or to demand such strict compliance.
(q)Severability. If any portion of this Agreement, the exhibits, or the schedules attached hereto shall be held to be invalid, unenforceable, void or voidable, or violative of applicable law, the remaining portions of this Agreement and the exhibits and schedules attached hereto (as applicable) so far as they may practicably be performed shall remain in full force and effect and binding on the Parties hereto; provided that this provision shall not operate to waive any condition precedent to any event set forth herein.
(r)[Reserved].
(s)Counterparts; Electronic Transmission. This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts taken together shall constitute but one agreement. Any facsimile or electronically transmitted copies here or signature herein shall, for all purposes, be deemed originals.
(t)Confidential Treatment of Commitments. Each Party agrees to keep confidential the names of the Commitment Parties and the size of the Subscription Commitments and Backstop Commitments, as applicable, for each Commitment Party (including all the information on the signature pages hereto), except that such information may be disclosed (i) to each Party or its Affiliates and its and its Affiliates officers, directors, employees, affiliates, subsidiaries, members, partners, equityholders, attorneys, accountants, agents and advisors and on a confidential basis, (ii) to the extent required by applicable law, or (iii) if otherwise agreed to in writing with such Commitment Party (and then, only with respect to such agreeing Commitment Party’s Subscription Commitments or Backstop Commitments, as applicable); provided that if disclosure is required by applicable law, advance notice of the intent to disclose (unless it shall not be practicable to give such advance notice) shall be given by the disclosing Party to each Commitment Party who shall have the right to seek a protective order prior to disclosure. Notwithstanding the foregoing, the Company shall not be required to keep confidential the aggregate holdings of all Commitment Parties and each Commitment Party hereby consents to (i) the disclosure of the execution of this Agreement by the Company in notices or press releases issued in connection with the transactions contemplated by this Agreement and the Restructuring Support Agreement and (ii) the filing of this Agreement with, the SEC. Any public filing of this Agreement with the SEC or otherwise, which includes executed signature pages to this Agreement shall include such signature pages only in redacted form with respect to the Subscription Commitments or Backstop Commitments, as applicable, of each Commitment Party.

IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the date first written above.
COMPANY:
NFE BRAZIL FINANCING LIMITED

By: /s/ Christopher S. Guinta
Name: Christopher S. Guinta
Title: Director

[Signature Page to Commitment Letter]

[COMMITMENT PARTY]
By:
Name:
Title:

[Signature Page to Commitment Letter]

Exhibit A
Term Sheet for New Notes

Issue Date:	May [22], 2026
Principal Amount:	$885 million
Issuer
NFE Brazil Financing Limited, a private company limited by shares incorporated under the laws of England and Wales, or such other parent company of the Company Parties’ Brazil operations as may be mutually agreed

Trustee	Wilmington Savings Fund Society, FSB
Collateral/Guarantors
On the Issue Date, guarantors and first priority liens substantially consistent with Lumina Notes with additional credit support as may be mutually agreed, subject to no conflicts with other material indebtedness, from NFE Brazil Holdings LLC and Barcarena Offshore Capital LLC; provided that NFE Inc. and NFE Brazil Funding LP shall not provide any credit support or be party to any financing documents in respect of the New Notes (including any indemnity agreement, direct agreement or payment direction letter, all of which shall be terminated in respect of the Lumina Notes)

Additional subsidiaries and assets to be subject to a future guarantor and further assurances covenant to be mutually agreed

Use of Proceeds
•Up to approximately $368 million to fund operations, capital expenditures, working capital and LC or similar needs, transaction costs, and payment in full of all trade payables owed to NFE Inc. and its subsidiaries as of the Issue Date;
•Approximately $52 million to refinance the Brazil Bridge Term Loan;
•Approximately $420 million to refinance the Lumina Notes; and
•Approximately $45 million to the RCF-2 / TLA BrazilCo Cash Pool, as defined in and in accordance with NFE Global Holdings Limited’s restructuring plan, in each case subject to an escrow account to be released in accordance with an agreed budget and delivery of a compliance certificate to the escrow agent

Term	3 years from Issue Date
Call Protection	None
Fees	10.00% backstop premium, to be paid in-kind
Interest Rate	12.00% annum, to be paid in-kind semi-annually on each May 15 and November 15 of each year
Amortization	None
Asset Sales; Change of Control offers	Repurchase offers at 100% for asset sales after the Restructuring Effective Date and 101% of changes of control upon terms to be mutually agreed upon
Financial Covenants	None
Negative Covenants	Sufficient basket flexibility to pursue value-maximizing financings and corporate initiatives including future letters of credit; otherwise, customary for facilities of this type, and in each case to be mutually agreed upon

Conversion, Exchange, or Replacement
To be convertible into, exchangeable into, or replaceable with debt and/or equity securities of the Issuer or another parent company of the Company Parties’ Brazil operations upon terms to be mutually agreed upon if (x) the new board of directors of the parent company for such Brazil operations so approves, (y) holders of not less than 66.67% in outstanding principal amount of New Notes so elect and (z) the Issuer consents

The mechanics of such conversion, exchange, or replacement shall be determined by the consenting board of directors and consenting holders of New Notes

Such conversion, exchange, or replacement shall be effected on an equal and ratable basis among all holders of New Notes

Documentation Principles	The Definitive New Notes Doc will be consistent with this Term Sheet and, except as otherwise mutually agreed by the Issuer and the holders of the Notes be based on the documentation for the Lumina Notes, with such modifications as are necessary to ensure that the New Notes are tradeable through DTC and consistent with the Commitment Letter and this Term Sheet, (b) permit the transactions contemplated by the Restructuring Support Agreement and (c) contain provisions that are not inconsistent with the Restructuring Support Agreement
Listing Cooperation	The parties shall reasonably cooperate to list the New Notes on a “recognized stock exchange” for the purposes of Section 1005 of the United Kingdom Income Tax Act 2007 or any replacement or successor legislation